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EXHIBIT 8.1
July 16, 2009
Infineon Technologies AG
Am Campeon 1-12
D-85579 Neubiberg
Federal Republic of Germany
Ladies and Gentlemen:
This opinion is being delivered to you in connection with the filing of a registration statement (the “Registration Statement”) on Form F-3, which includes the prospectus (the “Prospectus”), of Infineon Technologies AG (the “Company”).
In our capacity as counsel to the Company, and for purposes of rendering this opinion, we have examined and relied upon the Registration Statement, the Prospectus and the exhibits thereto and such other documents as we considered relevant to our analysis.
We are of the opinion that the statements in the Prospectus under the caption “Taxation-United States Taxation”, insofar as such statements constitute matters of law or legal conclusions, are correct in all material respects, subject to the qualifications and limitations set forth therein.
This opinion is intended solely for the purpose of inclusion as an exhibit to the Registration Statement. It may not be relied upon for any other purpose or by any other person or entity other than your shareholders without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,
WILMER CUTLER PICKERING
HALE AND DORR LLP

By:	/s/ William C. Benjamin William C. Benjamin, Partner
Wilmer Cutler Pickering Hale and Dorr llp, 60 State Street, Boston, Massachusetts 02109
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